Exhibit 99.1

BioLife Solutions Reports Preliminary 2012 Revenue at $5.7 Million; Doubled from 2011

Sales to All Strategic Market Segments up over 2011; Company Generated Positive Cash Flow From Operations in 2012

BOTHELL, WA—January 7, 2013—BioLife Solutions, Inc. (OTCBB: BLFS), a leading developer, manufacturer and marketer of proprietary clinical grade hypothermic storage and cryopreservation freeze media for cells and tissues, and contract media manufacturer, today announced preliminary record revenue for the full year 2012 at $5.7 million, up 105% from 2011. Preliminary revenue for the fourth quarter was $2.0 million.  Also, for the first time in the history of the company, management expects to report positive cash flow from operations in the fourth quarter of 2012.

BioLife markets its products to the following strategic market segments and end-users:

1.
Biobanking – umbilical cord blood and tissue banks, adult stem cell banks, and hair restoration centers, all of which use the Company’s products for short and long term storage of biologic source material and specimens.

2.	Drug Discovery – pharmaceutical companies, cell suppliers, and toxicology testing labs where living cells are preserved for use in new drug and toxicity screening.

3.
Regenerative Medicine – hospital stem cell transplant centers and commercial companies engaged in the development and commercialization of novel cell and tissue based products and therapies targeting the leading causes of death and disability, all of which use BioLife products to extend the shelf-life/stability and improve the post-preservation viability and functional recovery of cells and tissues in human clinical applications.

Mike Rice, BioLife Solutions Chief Executive Officer, said, “2012 was a breakout year for BioLife.  We doubled revenue, with significant growth in our key market segments, executed very well in satisfying production demand from a large contract manufacturing customer, and expanded our facilities to position the Company for sustained growth.  Most importantly, for the first time in the history of the Company, we reached positive cash flow from operations in the fourth quarter of 2012.”

Since 2007, under current management, revenue has grown at a compounded annual rate of 34%. The Company estimates that its products are used by more than 500 customers throughout the world, who order directly and through BioLife’s growing distributor sales channel.

Rice continued, “Despite the continued worldwide economic uncertainty, we have a very positive outlook for the Company’s performance in 2013. Product sales to our regenerative medicine customers increased in the fourth quarter of 2012 and we expect continued growth in this segment.  We are also actively pursuing additional strategic contract manufacturing opportunities to leverage our capacity and expertise in aseptic formulation, fill, and finish of liquid media products.”

The Company expects report its full results and file its 10-K annual report for 2012, and provide updated guidance for 2013 on or before April 1, 2013.

BioLife Solutions’ CEO Mike Rice will be attending the OneMedForum SF2013 emerging life sciences companies conference, January 7 – 9, 2013 in San Francisco.  He will present at 2:20PM on January 8th. A link to the live webcast of the presentation will be made available to the public prior to the conference.

About BioLife Solutions

BioLife Solutions develops, manufactures and markets patented hypothermic storage and cryopreservation solutions for cells and tissues.  The Company’s proprietary HypoThermosol® and CryoStor® platform of solutions are marketed to academic and commercial organizations in the biobanking, drug discovery, and regenerative medicine markets. BioLife’s products are serum-free and protein-free, fully defined, and are formulated to reduce preservation-induced cell damage and death.  BioLife’s enabling technology provides academic and clinical researchers significant improvements in post-thaw cell, tissue, and organ viability and function.  For more information please visit www.biolifesolutions.com, and follow BioLife on Twitter.

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include any statements that relate to the intent, belief, plans or expectations of the Company or its management, or that are not a statement of historical fact.  Any forward-looking statements in this news release are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially. Some of the specific factors that could cause BioLife Solutions’ actual results to differ materially are discussed in the Company’s recent filings with the Securities and Exchange Commission.  BioLife Solutions disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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Media Relations:	Investor Relations:
Len Hall	Matt Clawson
Allen & Caron Inc	Allen & Caron Inc
(949) 474-4300	(949) 474-4300
len@allencaron.com	matt@allencaron.com